Exhibit 2(e)


NEITHER THE WARRANTS EVIDENCED HEREBY, NOR
THE SHARES ISSUABLE UPON EXERCISE OF THESE WARRANTS
HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933
AND MAY NOT BE TRANSFERRED IN VIOLATION OF SUCH ACT

        	WARRANT CERTIFICATE

To Subscribe for and Purchase Common Stock, $.0001 Par Value, of

	NEWCHECK CORPORATION
d/b/a Productivity Solutions, Inc.


	THIS CERTIFIES that, for value received, ELECTRONIC RETAILING SYSTEMS INTERNATIONAL INC., a Delaware corporation (hereinafter referred to as "ERS"), or its registered successors or assigns, is the owner of the Warrant evidenced hereby, which entitles the owner thereof to purchase from NEWCHECK CORPORATION d/b/a Productivity Solutions, Inc. (hereinafter referred to as the "Company"), at any time during the period from February 11, 2000 (hereinafter referred to as the "Issuance Date") through February 11, 2010, such number of fully paid and nonassessable shares of common stock, $.0001 par value (hereinafter referred to as the "Common Stock"), of the Company, calculated as set forth under Section 1 hereof, subject to adjustment from time to time pursuant to the provisions hereinafter set forth at the initial price of $.001 per share (hereinafter referred to as the "Exercise Price"), subject to the conditions hereinafter set forth.

	This Warrant Certificate is subject to the following provisions, terms and conditions:

1. In the event, prior to the third anniversary of the Issuance Date, the Company's Equity Value (as hereinafter defined) equals or exceeds any amount thereof set forth below under this Section 1, this Warrant shall entitle the registered holder hereof to purchase a number of fully-paid and non-assessable shares of Common Stock so as to represent the percentage set forth below opposite such Equity Value of the sum of: (x) all shares of Common Stock outstanding at the Date of Determination (as hereinafter defined), plus (y) the maximum number of shares of Common Stock issuable upon exercise of this Warrant pursuant to the table set forth below, plus (z) all shares of Common Stock issuable upon exercise of any rights to exchange or convert any stock or securities exchangeable for or convertible into Common Stock (hereinafter referred to as "Convertible Securities") outstanding at the Date of Determination, or to subscribe for or to purchase, or any options for the purchase of, Common Stock or any Convertible Securities

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(hereinafter referred to as "Options") outstanding at the Date of
Determination, whether or not then exercisable (but excluding reference to this Warrant):

              						Percentage of Common Stock
		Equity Value    		fully-diluted as aforesaid)
		------------		    ---------------------------

		$150,000,000	              		 5%
		 200,000,000	              		10%
		 250,000,000		              	15%

	For purposes hereof, Equity Value shall be equal to the fair market value of all of the Company's Capital Stock at the Date of Determination; and "Capital Stock" shall mean all classes of capital stock or other equivalents of or other interests in the Company, including, without limitation, any stock or securities exchangeable for or convertible into Capital Stock and rights to subscribe for or to purchase, or any options for the purchase of, any Capital Stock, whether or not then exercisable. Equity Value shall be determined from time to time as at any date (each herein referred to as a "Date of Determination") selected by the Company or by ERS and shall be calculated pursuant to mutual agreement of the Company (acting by a majority of those members of its Board of Directors excluding employees, officers, directors and principal stockholders of ERS) and ERS at the request of either such party, which agreement shall not be unreasonably withheld or delayed (and in connection with which the Company shall furnish to ERS all information and data reasonably requested by ERS in connection with such calculation); provided, however, that in the event the Company and ERS shall not agree upon Equity Value within ten days after any such request, Equity Value shall be determined by an investment banker selected by ERS and reasonably acceptable to the Company (to whom the Company shall furnish all information and data reasonably requested thereby in connection with such calculations and the fees and expenses of which shall be borne by the Company); provided, further that, in the event that ERS requests that the Equity Value be determined and an investment banker shall be required to make such determination more than three times in any year, the fees and expenses of any such additional calculations of Equity Value requested by ERS during such year which require an Equity Value determination by an investment banker shall be borne by ERS.

		In the event this Warrant shall become exercisable as hereinabove set forth, the rights of the holder of this Warrant shall not be impaired in any respect by any subsequent diminution in Equity Value. In the event this Warrant shall become exercisable as hereinabove set forth and, as at a subsequent Date of Determination or subsequent Dates of Determination (in each case, prior to the third anniversary of the Issuance Date), the Company's Equity Value pursuant to the provisions of this Section
1 would entitle the holder hereof to exercise this Warrant with

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respect to a greater number of shares of Common Stock, this
Warrant shall forthwith become exercisable with respect to such greater number of shares (less, however, the number of shares of Common Stock issued upon exercise of this Warrant prior to such subsequent Date of Determination, appropriately adjusted to reflect any intervening stock splits, dividends, combinations or recapitalizations).

2. The Warrant evidenced hereby may be exercised by the registered holder hereof, in whole or in part, by the surrender of this Warrant Certificate, duly endorsed (unless endorsement is waived by the Company), at the principal executive office of the Company, 8400 Baymeadows Way, Suite 12, Jacksonville, Florida 32256 and upon payment to it by certified or official bank check or checks of the purchase price of the shares of Common Stock purchased. The Company agrees that the shares of Common Stock so purchased shall be deemed to be issued to the registered holder hereof on the date on which this Warrant Certificate shall have been surrendered and payment made for such shares as aforesaid. The certificates for such shares shall be delivered to the registered holder hereof within a reasonable time, not exceeding five business days, after the Warrant evidenced hereby shall have been exercised, and a new Warrant Certificate evidencing the Warrant remaining unexercised shall also be issued to the registered holder within such time unless such Warrant has expired. No fractional shares of capital stock of the Company, or scrip for any such fractional shares, shall be issued upon the exercise of the Warrant. Instead of any fractional shares of Common Stock which would otherwise be issuable upon exercise of the Warrant evidenced hereby (or portion hereof), the Company shall pay a cash adjustment in respect of such fractional share of Common Stock in an amount equal to the same fraction of the then current fair value of a share of Common Stock, as determined in good faith by the Board of Directors of the Company.

3. The number and kind of shares of Common Stock of the Company subject to the Warrant evidenced hereby, and the Exercise
Price, shall be subject to adjustment as follows:

	(a)	Upon each adjustment of the Exercise Price as
provided herein, the holder of the Warrant evidenced hereby shall thereafter be entitled to purchase, at the Exercise Price resulting from such adjustment, the number of shares of Common Stock (calculated to the nearest tenth of a share) obtained by multiplying the Exercise Price in effect immediately prior to such adjustment by the number of shares purchasable pursuant hereto immediately prior to such adjustment and dividing the product thereof by the Exercise Price resulting form such adjustment.

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(b) In case the Company shall at any time subdivide
its outstanding shares of Common Stock into a greater number of shares of Common Stock, the Exercise Price in effect immediately prior to such subdivision shall be proportionately reduced, and conversely, in case the outstanding shares of Common Stock of the Company shall be combined into a smaller number of shares of Common Stock, the Exercise Price in effect immediately prior to such combination shall be proportionately increased. In case the Company shall declare a dividend or make any other distribution upon any stock of the Company payable in Common Stock, Convertible Securities or Options, whether or not then exercisable, any Common Stock, Convertible Securities or Options, as the case may be, issuable in payment of such dividend or distribution shall be deemed to have been issued in a subdivision of outstanding shares as aforesaid. For purposes of the foregoing, the total maximum number of shares of Common Stock issuable upon the conversion or exchange of all such Convertible Securities and the exercise of such Options shall be deemed to have been issued, provided however, that at the time any such Options or Convertible Securities expire unexercised or unconverted the Exercise Price shall be readjusted to the Exercise Price that would have been obtained if such Options or Convertible Securities had never been issued.

	4.	If any consolidation or merger of the Company with
another corporation after the Issuance Date, or the sale of all or substantially all of its assets to another corporation shall be effected after the Issuance Date or in case of any capital reorganization or reclassification of the capital stock of the Company, then, as a condition of such consolidation, merger or sale, reorganization or reclassification, lawful and adequate provision shall be made whereby the holder of this Warrant Certificate shall thereafter have the right to purchase and receive upon the basis and upon the terms and conditions specified herein and in lieu of the shares of Common Stock immediately theretofore purchasable and receivable upon the exercise of each Warrant evidenced hereby, such shares of stock, securities or assets as may be issuable or payable with respect to or in exchange for a number of outstanding shares of Common Stock of the Company equal to the number of shares of Common
Stock immediately theretofore purchasable and receivable upon the exercise of one Warrant evidenced hereby had such consolidation, merger, sale, reorganization, or reclassification not taken place, and in any such case appropriate provision shall be made with respect to the rights and interest of the registered holder of this Warrant Certificate to the end that the provisions hereof (including without limitation provisions for adjustment of the Exercise Price) shall thereafter be applicable, as nearly as may be, in relation of any shares of stock, securities or assets thereafter deliverable upon the exercise of the Warrants evidenced hereby.

	5.	For purposes of this Warrant Certificate, the term
"Common Stock" shall mean shares of the common stock, $.0001 par value, of the Company, and shall also include any shares of Capital Stock which shall not be limited to a fixed sum or percentage in respect of the rights of the holders thereof to participate in dividends and in the distribution of assets upon the voluntary liquidation, dissolution or winding-up of the Company; provided, however, that the shares of Common Stock receivable upon exercise of the Warrant evidenced hereby shall include only shares of Common Stock as constituted on the Issuance Date including any stock into which it may be changed, reclassified or converted.

6. Upon any adjustment of the Exercise Price or the shares of Common Stock subject to the Warrant evidenced hereby, then and in each such case the Company shall give written notice hereof, by first class mail, postage prepaid, to the holder hereof, which notice shall state the Exercise Price and/or the shares subject to the Warrant evidenced hereby resulting from such adjustment, setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based.

	7.	In case at any time:

		(i) the Company shall declare to the holders of its shares of Common Stock any cash dividend;

		(ii) the Company shall declare any dividend upon its shares of Common Stock payable in stock or make any special dividend or other distribution (other than a cash dividend to the holders of its shares of Common Stock);

		(iii) the Company shall offer for subscription pro rata to the holders of its shares of Common Stock any additional shares of stock of any class or other rights;

		(iv) there shall be any capital reorganization or reclassification of the capital stock of the Company, or consolidation or merger of the Company with, or sale of all or substantially all its assets to, another corporation; or

		(v) there shall be a voluntary or involuntary dissolution, liquidation or winding-up of the Company;

then, in any one or more of said cases, the Company shall give written notice, by first class mail, postage prepaid, to the holder hereof, of the date on which (A) the books of the Company shall close or a record shall be taken for such dividend, distribution or subscription rights, or (B) such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding-up shall take place, as the case may be. Such notice shall also specify the date as of which the holders of shares of Common Stock of record shall participate in such dividend, distribution or subscription rights or shall be entitled to exchange their shares of Common Stock for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation, or winding-up, as the case may be. Such written notice shall be given at least 30 days prior to the action in question and not less than 30 days prior to the record date or the date on which the Company's transfer books are closed in respect thereto.

7. The Company shall at all times reserve and keep available out of its authorized shares of Common Stock, solely for the purpose of its issue upon the exercise of the Warrant evidenced hereby as herein provided, such number of shares of Common Stock as shall then be issuable upon the exercise of the Warrant evidenced hereby. The Company shall not take any action which results in the total number of shares of Common Stock issued and issuable after such action upon exercise of the Warrant evidenced hereby exceeding the total number of shares of Common Stock then authorized by the Certificate of Incorporation of the Company.

	9.	The issuance of certificates of shares for Common
Stock upon the exercise of the Warrant evidenced hereby shall be made without charge to the holders of such Warrant for any issuance tax in respect thereto; provided, however, that the Company shall not be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of any certificate in a name other than that of the holder of the Warrant evidenced hereby.

	10.	The Company will at no time close its transfer books
against the transfer of any shares of Common Stock Company issued or issuable upon the exercise of the Warrant evidenced hereby in any manner which interferes with the timely exercise of such Warrant conversion.

	11.	Upon issuance, the shares of Common Stock issuable
hereunder shall be subject to the registration rights set forth in the Amended and Restated Registration Rights Agreement dated as of the Issuance Date among the Company, ERS and the other parties signatory thereto, and shall be entitled to the benefits of the Amended and Restated Securityholders Agreement dated as of the Issuance Date among the Company, ERS and the other parties signatory thereto, to the same extent as if the provisions of said Agreement were reproduced in their entirety in this Warrant Certificate.

	12.	The person in whose name this Warrant Certificate is
registered shall be deemed the owner hereof and of the Warrant evidenced hereby for all purposes. The registered holder of this Warrant Certificate shall not be entitled to any rights whatsoever as a stockholder of the Company except as herein provided.

	13.	Upon receipt by the Company of evidence satisfactory
to it of the loss, theft, destruction or mutilation of this Warrant Certificate, and (in case of loss, theft or destruction) of indemnity reasonably satisfactory to it, and upon surrender and cancellation of this Warrant Certificate, if mutilated, the Company, upon reimbursement to it of all reasonable expenses incidental thereto, will make and deliver a new Warrant
Certificate, of like tenor, in lieu of this Warrant Certificate.

	14.	This Warrant Certificate and the Warrant evidenced
hereby may not be transferred unless such transfer would not result in a violation of the provisions of the Securities Act of 1933. Any transfer of this Warrant Certificate and the Warrant evidenced hereby, in whole or in part, shall be effected upon surrender of this Warrant Certificate, duly endorsed (unless endorsement is waived by the Company), at the principal office or agency of the Company referred to in paragraph 1.

	15.	All notices, requests or instructions hereunder shall
be in writing and delivered personally or sent by registered or certified mail, postage prepaid or by overnight express mail by a nationally recognized overnight mail carrier as follows:

(1) if to the Company:

    NewCheck Corporation
    8400 Baymeadows Way, Suite 12
    Jacksonville, Florida 32256

    Attention: Chief Executive Officer

    Telecopy Number: (904) 739-0905

		(2) 	if to the holder of  the Warrants evidenced
hereby:

			488 Main Avenue
			Norwalk, Connecticut 06851

			Attention:  Michael Persky

			Telecopy Number: (203) 849-2616


Any of the above addresses may be changed at any time by notice given as provided above; provided, however, that any such notice of change of address shall be effective only upon receipt.

	IN WITNESS WHEREOF, NewCheck Corporation has caused this
Warrant Certificate to be signed by its duly authorized officers and this Warrant Certificate to be dated as of February 11, 2000.

ATTEST:					               NEWCHECK CORPORATION
                     						d/b/a Productivity Solutions, Inc.


s/Edward T. McGann			   By s/Thomas W. Wilson, Jr.
--------------------			   ---------------------------
Secretary		         			   President and Chief Executive
               						     Officer

	FORM OF EXERCISE

	(to be executed by the registered holder hereof)


The undersigned hereby exercises its Warrant so as to subscribe
for and purchase       shares of common stock, $.0001 par value
("Common Stock"), of NewCheck Corporation evidenced by the within Warrant Certificate and herewith makes payment of the purchase price in full. Kindly issue certificates for shares of Common Stock in accordance with the instructions given below. The certificate for the unexercised balance of the Warrant evidenced by the within Warrant Certificate, if any, will be registered in the name of the undersigned.

Dated:



Instructions for registration of stock



Name (please print)


Social Security or Other Identifying Number:





Address:


Street



City, State and Zip Code